EXHIBIT 10.6

LICENSE AGREEMENT

     This Agreement, made as of the 7th day of April, 2000 by and between ReGen Biologics, Inc. a Delaware corporation having its principal place of business at 509 Commerce Street, Franklin Lakes, New Jersey 07417 (hereinafter “REGEN”), and Linvatec Corporation, a Florida corporation, having its principal place of business at 11311 Concept Boulevard, Largo, Florida 33773 (hereinafter “LINVATEC”).

WITNESSETH:

     WHEREAS, REGEN has designed and developed the Sharp Shooter® device, a disposable surgical device which allows surgeons to accurately place a cannula in the knee against the meniscus and deliver a needle and suture for meniscus repair;

     WHEREAS, LINVATEC is in the business of marketing and selling medical devices and desires to market, promote, sell and distribute the Sharp Shooter® device;

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties hereby agree as follows:

1. DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings set forth below.

     1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto, and shall include (without limitation) any company in which a party owns or controls directly or indirectly more than fifty percent (50%) of the voting stock or participating profit interest, and any company which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of a party.

     1.2 “Approval Date” shall mean the date of a Regulatory Approval of the Product in a country of the Territory.

     1.3 “Confidential Information” shall mean any information deemed by a party to be its confidential or proprietary information, including without limitation, the terms of this Agreement, any engineering designs and drawings, know-how, trade secret, research data, process, technique, research project, work in process, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the party, its present and future products, sales, suppliers, customers, employees, investors or business.

     1.4 “Distribution Phase” shall mean the initial portion of the term of this Agreement during which REGEN supplies Product to LINVATEC and controls all manufacturing and regulatory compliance issues related to Product.

     1.5 “Effective Date” shall mean the date on which this Agreement has been signed by all parties.

     1.6 “Improved Product” shall mean any product which is developed based on the Product whether or not claimed by one or more Product Patents.

     1.7 “Licensed Field” shall mean meniscal tissue repair.

     1.8 “Manufacturing Phase” shall mean that portion of the term of this Agreement following the Distribution Phase during which LINVATEC manufactures Product and controls all regulatory issues related to Product.

     1.9 “Net Sales” shall mean the total of the gross invoice prices for Products sold by LINVATEC, its Affiliates, or sublicensees, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; costs of insurance, packing, and transportation from place of manufacture to point of delivery; and credits to customers because of rejections or returns; and commissions and similar costs of sales.

     1.10 “Product” shall mean a device (for example, the Sharp Shooter® in the form as it exists on the Effective Date, as further described in Exhibit A), the manufacture, use or sale of which would, but for this Agreement, infringe a Valid Claim.

     1.11 “Product Patent” shall mean the patents and patent applications listed in Exhibit B hereto and any and all other patents and/or patent applications in the Territory now or hereafter during the term of this Agreement owned or controlled by REGEN and disclosing and claiming the Product, together with any and all patents that may issue or may have issued therefrom in the Territory including any and all renewals, divisions, continuations, continuations-in-part, reissues, substitutions, confirmations, registrations, revalidations, revisions, extensions or additions of or to any of the aforesaid patents and patent applications. From time to time during the term of this Agreement, REGEN will provide LINVATEC, upon request, with an updated version of Exhibit B.

     1.12 “Regulatory Approvals” shall mean all registrations, permits and approvals by the competent regulatory agencies in the Territory which are required for the importation, marketing, promotion, distribution and sale of the Product in a country of the Territory.

     1.13 “Technology” shall mean all information, technical data and other know-how which relates to the manufacture, use or sale of the Product (including clinical data, medical uses and methods, product forms, specifications and manufacturing data) which REGEN has heretofore developed or acquired, or may hereafter develop or acquire, and possesses at any time during the term of this Agreement and which REGEN is free to disclose and furnish to LINVATEC hereunder.

     1.14 “Territory” shall mean the geographical area described in Exhibit C.

     1.15 “Trademark” shall mean the trademark described in Exhibit D.

     1.16 “Valid Claim” shall be deemed to mean a claim in an unexpired patent included within the Product Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

2. Grant of Rights

     2.1 License Grant. Subject to the terms of this Agreement, REGEN hereby grants to LINVATEC an exclusive, royalty bearing license under the Product Patents and Technology, with the right to sublicense, to make, have made, use, offer for sale and sell the Product in the Licensed Field and in the Territory.

     2.2 Prior Distribution Rights. The rights granted to LINVATEC in Section 2.1 are exclusive but subject to the rights of Sulzer Orthopedics AG and its Affiliates (hereinafter “Sulzer”) to distribute the Product outside of the United States in conjunction with the sale and distribution of REGEN’s collagen meniscus implant product. REGEN shall have the right to buy from LINVATEC, for delivery to Sulzer, and LINVATEC shall supply to REGEN at cost, such quantities of Product as required to comply with REGEN’s supply obligation to Sulzer, not to exceed one Sharp Shooter® per collagen meniscal implant procedure. REGEN shall pay the cost of shipping such Product. For purposes of the preceding sentence, “cost” means the price currently charged REGEN by its suppliers of Product (whether or not LINVATEC’s cost of manufacture subsequently decreases), and “Sharp Shooter’ means one disposable handle and one box containing ten disposable needles for use in the handle. LINVATEC shall also supply to REGEN for delivery to Sulzer a reasonable quantity of Product literature at LINVATEC’s cost.

     2.3 Improvements. If REGEN develops or acquires an Improved Product, REGEN shall notify LINVATEC thereof in writing. Such Improved Product shall be included in the License Grant and subject to the royalty requirements.

     2.4 Export and Import Licenses. LINVATEC shall obtain at its expense all permits, approvals and licenses required for the export of the Product from the United States of America, and any and all permits, approvals and licenses required for the import of the Product into the various countries of the Territory.

3. Financial Terms

     3.1 License Fee. LINVATEC shall pay to REGEN a license fee of three hundred thousand U.S. dollars ($300,000) in accordance with the payment Schedule set forth in Exhibit G. In consideration for the license fee, REGEN shall, promptly after the Effective Date, provide to LINVATEC the items set forth in Exhibit H.

     3.2 Royalties. LINVATEC shall pay to REGEN a royalty on Net Sales of the Product as follows: (a) at a rate of twelve percent (12%) for disposable handles and (b) at a rate of ten percent (10%) for all other components of the Product. Royalties are due and payable within thirty (30) days after the end of a calendar quarter in which such Net Sales were generated. All payments under this Agreement shall be made in U.S. dollars by wire transfer to an account designated by REGEN from time to time. No royalty shall be due on samples given to LINVATEC’s employee sales representatives or sold to LINVATEC’s Manufacturer Representatives or similar agents.

     3.3 Inventory Purchase. LINVATEC shall purchase from REGEN, and REGEN sell to LINVATEC, REGEN’s inventory of Product in the quantities and at the prices listed in Exhibit I. REGEN shall deliver the Product no later than sixty (60) days after the Effective Date. LINVATEC shall pay for the Product after delivery within thirty (30) days of receipt of the invoice from REGEN.

     3.4 Taxes and Duties. LINVATEC shall pay all export and import duties, any and all sales, use, excise, value added, transfer or other taxes or assessments, imposed by any governmental authority on any sale to LINVATEC under this Agreement, except for any taxes which are imposed on REGEN’s net income.

4. Manufacture

     4.1 REGEN will, through its current suppliers, manufacture Product for LINVATEC during the Distribution Phase. LINVATEC shall provide REGEN with a non-binding forecast and shall place orders for Product from time to time. REGEN shall fill the orders at a price equal to its cost and shall ship Product to LINVATEC within eight (8) to twelve (12) weeks of receipt of the order and with a Certificate of Regulatory Compliance. This Distribution Phase will end at the start of the Manufacturing Phase.

     4.2 LINVATEC shall begin the Manufacturing Phase as soon as possible, but in any event, at its discretion when it deems all necessary steps to be in place.

     4.3 Effective upon the start of the Manufacturing Phase, REGEN hereby assigns to LINVATEC all of its rights to have Product manufactured by those third party suppliers, identified in Exhibit J, who are presently manufacturing Product for REGEN. Such suppliers shall thereafter be permitted by REGEN to manufacture Product only for LINVATEC.

     4.4 LINVATEC shall have the right in its sole discretion to have Product manufactured by such suppliers or to change suppliers or to assume for itself the manufacture of Product.

     4.5 REGEN shall promptly after the Effective Date provide to LINVATEC copies of all drawings, data, costs and other information of REGEN and it suppliers necessary to enable LINVATEC to begin the Manufacturing Phase as soon as possible.

     4.6 REGEN represents and warrants that the Products manufactured by such third party suppliers comply with all U.S. and European regulatory requirements.

     4.7 The parties will promptly after the Effective Date begin to change Product labeling to indicate that Product is “Manufactured for” LINVATEC.

5. Regulatory Approvals; Packaging; Regulatory Compliance

     5.1 Regulatory Approval Plan. REGEN hereby represents and warrants that it has obtained all Regulatory Approvals necessary to market Product in the United States and has complied, and has required its Product suppliers to comply, with all regulatory requirements necessary in the U.S. REGEN and LINVATEC shall cooperate in obtaining the Regulatory Approvals in all other countries of the Territory. Within ninety (90) days after the Effective Date, the parties will agree on a plan for obtaining Regulatory Approval in Japan and other countries of the Territory where such approval is required. Insofar as legally permissible, all Regulatory Approvals shall be in the name of REGEN. If the parties are unable to agree on a regulatory approval plan for a particular country within that period, such country shall be deemed excluded from the Territory.

     5.2 Regulatory Compliance.

     (a) Packaging Materials and Inserts. Any packaging materials and package inserts must comply in all respects with the Regulatory Approvals and any applicable laws. During the Distribution Phase, LINVATEC shall submit samples of all LINVATEC originated packaging materials and package inserts to REGEN for written approval (which approval shall not be unreasonably withheld). Approval by REGEN does not relieve LINVATEC from its responsibility to comply with all applicable laws and Regulatory Approvals.

     (b) Manufacturing Operations and Product Handling. All operations in connection with the manufacture and packaging of the Product must be conducted in accordance with the then current good manufacturing practices and quality systems regulations applicable in the Territory. Each party shall follow safe handling, storage, transportation, use and disposal practices with respect to the Product as required by the Regulatory Approvals, quality systems regulations and applicable laws.

     (c) Reporting Requirements. Each party shall provide to the other all information in its possession as necessary for the other party to comply with the U.S. FDA or non-U.S. equivalent adverse reaction reporting requirements.

     (d) Regulatory Compliance. In performing its rights and obligations under this Agreement, each party shall comply with and adhere to all Regulatory Approvals.

     (e) Compliance with Laws. The parties shall comply with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies in the Territory relating to the promotion, marketing, sale and distribution of the Product.

     5.3 Regulatory and Quality System Requirements

     (a) The parties agree that responsibility for the Regulatory and Quality System Requirements will vary during the term of this Agreement depending upon who has control over the Product’s design history file, device master record and design dossier as those terms are defined by FDA at 21 CFR § 820.3(e) and MDD 93/42/EEC Annex VII Clause 3 (hereafter “Design File”). Initially, during the Distribution Phase, the control of the Design File will be with REGEN. Subsequently, during the Manufacturing Phase, LINVATEC will assume control of the Design File and the manufacture of Product, either by itself or through third party suppliers, which may or may not be the same as REGEN’s suppliers. Therefore, during the Distribution Phase REGEN shall maintain the Design File and during the Manufacturing Phase LINVATEC shall maintain the Design File.

     (b) The parties agree that REGEN owns the patent on the Product and the Design File. REGEN hereby transfers to LINVATEC the responsibility to maintain the Design File during the Manufacturing Phase. In the event of the termination of this Agreement, LINVATEC must return the updated Design File to REGEN within ten (10) working days.

     (c) Each party shall, during its respective period of control of the Design File, guarantee implementation of a design system according to current regulations and requirements, as amended from time to time, to assure all authorizations and approvals can be obtained (for example, QSR, ISO 9001 and EN 46001). This design system shall include complete records of authorized design changes. During the Manufacturing Phase LINVATEC shall inform REGEN, in writing, of any significant Product design changes, including supporting documentation describing the changes and obtain REGEN’s approval prior to implementation.

     (d) Each party will record and forward to the other party all information received from any source, domestic or international, alleging a deficiency related to the identity, quality, durability, reliability, safety, effectiveness or performance of a Product (i.e. complaint) after it is released for distribution. This shall include all servicing of the Product which represents a complaint in accordance with 21 C.F.R. § 820.3(b) and

MDD 93/42/EEC Annex VII Clause 3.1 and all requirements of 21 C.F.R. Part 820 Quality System Regulations and future changes to regulations related to the applicable regulatory statutes and directives. In particular, LINVATEC agrees to maintain complaint files for the Products in accordance with 21 C.F.R. § 820.198 and provide REGEN a copy for its records.

     (e) Each party agrees to immediately notify the other party of any information of which it becomes aware which relates to the safety or efficacy of the Products. Upon receipt of any such information, the parties shall consult in an effort to arrive at a mutually agreeable course of action, if any is required; provided, however, that either party shall have the right following such consultation to initiate such action as it deems appropriate in the event the parties are unable to agree on a course of action. REGEN agrees that it will promptly notify LINVATEC of any information suggesting that an MDR reportable event may have occurred involving a Product it believes may have been sold by LINVATEC, and will cooperate fully with LINVATEC to assist LINVATEC in discharging REGEN’s obligation to submit MDR reports and associated filings and to otherwise comply with 21 C.F.R. § 803 and 820.198.

     (f) LINVATEC shall be responsible for handling all domestic and international complaints, repairs and service including the domestic and international reporting of adverse events related to all Products. In particular, LINVATEC agrees that it will, during both the Distribution and Manufacturing Phases, discharge fully REGEN’s obligations by notifying applicable regulatory authorities of reportable events involving the Products as required by law including, without limitation, Medical Device Reports under the MedWatch program of the United States Food and Drug Administration and Device Vigilance Reports required by the countries of the European Union, and in such event shall keep REGEN fully apprised of its actions and provide copies of all submissions made. LINVATEC understands that duplicative or other MDR and vigilance filings will not be made by REGEN.

     (g) LINVATEC shall, both during the terms of this Agreement and after its expiration or termination, keep confidential its source of Product, information and data about REGEN. LINVATEC shall not disclose such information to any third party, expect FDA, Notified Body and/or Competent Authority as required, without REGEN’s prior approval and except as may be required to enable LINVATEC to manufacture Product through third party suppliers.

     (h) REGEN shall, both during the terms of this Agreement and after its expiration or termination, keep confidential the terms of this Agreement, the fact that its suppliers produce Product, and all other information and data received from or about LINVATEC. REGEN shall not disclose such information to any third party, except FDA, Notified Body and/or Competent Authority as required, without LINVATEC’s prior approval.

     (i) Both parties shall, during normal working hours, require their suppliers to allow full access to production facilities and records by the FDA, Notified Body and/or

Competent Authority for purposes of verification, confirmation, and audit of said records and practices according to QSR, ISO 9001, EN 46001, and MDD (93/42/EEC).

     (j) Each party shall notify the other of any communications with the FDA, Notified Body or Competent Authority, as well as direct customers of any Product complaints or recalls.

     (k) Both parties shall allow access to any and all quality records and documents, and technical dossier information requested by the FDA, Notified Body and/or Competent Authority.

     (l) Both parties shall upon any change in status of FDA registration, ISO 9001 and/or EN 46001 certification or authorization to apply CE Mark, inform the other party in writing of these changes.

     (m) Both parties shall retain all quality records, operational procedures, and Product related history records for an indefinite period of time.

     (n) During the Distribution Phase, if REGEN or its third party suppliers are ISO certified, REGEN will apply REGEN’s CE mark to the Product, maintain the technical dossier and provide LINVATEC with a Declaration of Conformity. The labeling will state “Distributed by” LINVATEC unless LINVATEC manufactures Product.

     (o) During the Distribution Phase, if REGEN or its third party suppliers are not ISO certified, REGEN and its suppliers must become ISO certified under REGEN’s quality system and apply REGEN’s CE mark to the Product. If LINVATEC takes over the responsibility for the manufacture of the Product, LINVATEC will apply its quality system and CE mark to the Product. REGEN will provide the following documentation to LINVATEC to complete the technical dossier and LINVATEC will maintain the file:

Risk analysis
Essential requirements checklist
Top level assembly drawings
Sterilization method/validation
Packaging description
Description of manufacturing process or manufacturing summary
Inspection process or quality summary

5.4	Recall and Corrective Action and Procedures

Both parties must agree on any recall or general corrective action procedures in compliance with the laws of any jurisdiction affected by such recall or general corrective action. During the Distribution Phase, REGEN agrees to reimburse and hold harmless LINVATEC for any costs arising from any such recall or general corrective action limited to the actual costs incurred by LINVATEC and its agents (its independent distributors) for retrieving and replacing the Products, except to the extent such recall or corrective action is required due to the mishandling of the Product by LINVATEC, its Affiliates, sublicensees, agents or contractors. However, in the event REGEN disagrees with a decision by LINVATEC to initiate a recall or general corrective action, and such action is ultimately determined to have not been warranted then REGEN shall be relieved of its obligation to reimburse and hold harmless LINVATEC for its costs arising therefrom. LINVATEC shall only be responsible for any field action directly attributable to LINVATEC error. During the Manufacturing Phase, LINVATEC shall pay for recalls and corrective actions.

6. Promotion of the Product

     6.1 Diligent Efforts. LINVATEC shall diligently promote the Product in the Territory with an adequate number of sales representatives who are trained to promote the Product. In particular, LINVATEC shall initiate the promotion of the Product reasonably in advance of the launch of the Product in each country of the Territory. The launch of the Product shall occur without delay after the execution of this Agreement or the granting of the Regulatory Approvals required for the marketing and sale of the Product in a particular country of the Territory, subject to availability of Product from REGEN and its suppliers.

     6.2 Promotional Materials. REGEN shall approve all advertising and promotional materials relating to the Product which LINVATEC has developed and intends to use in the Territory. If permitted under applicable laws, any such promotional materials may contain REGEN’s logo which shall be of equal size as LINVATEC’s logo.

     6.3 Compliance with Law. LINVATEC shall comply with all health registration laws, regulations and orders of the government of the Territory and with all other governmental requirements relating to the promotion, marketing, sale and distribution of the Product, and shall hold REGEN harmless from claims brought against REGEN arising from the breach by LINVATEC of the obligations of this Section 6.3.

7. Trademarks

     7.1 Selection and Filing. If the parties expressly agree in writing, LINVATEC may use a trademark (“Territory Trademark”) different from the Trademark in Exhibit D for the marketing of the Product in the Territory. The Territory Trademark shall be filed in the name of REGEN, and REGEN shall reimburse LINVATEC for any out-of-pocket expenses and filing fees incurred in connection with the filing and maintenance of the Territory Trademark.

8. Product Development

     8.1 Promptly after the Effective Date, the parties will establish a mutually acceptable development plan and budget which shall provide for the development of the Product for use in (1) outside/in meniscus repair and (2) shoulder repair (each a “New

Product”). REGEN will use commercially reasonable efforts to complete the development plan and enable commercial sale of New Products within one (1) year of the Effective Date. LINVATEC shall pay to REGEN development expenses in accordance with the budget.

     8.2 The parties shall meet periodically to review the progress of the development programs starting with the commencement of each program. LINVATEC shall have the right to terminate one or both development programs if it is not satisfied with the progress made by REGEN. Upon such termination, LINVATEC shall have no rights in the New Product developed in that program, and REGEN shall be free to continue the development of and to commercialize such New Product alone or with or through a third party without any further obligation to LINVATEC; provided, however, that if the New Product is ever commercialized, REGEN shall repay to LINVATEC all development deposits.

     8.3 Upon successful completion of the development programs, the resulting New Products shall be covered by the terms of this Agreement, and the Field of Use shall be expanded to include (1) outside/in meniscus repair, and/or (2) shoulder repair.

     8.4 LINVATEC shall pay to REGEN a royalty on Net Sales of the New Products at either (a) a rate of six percent (6%) for such New Products for which LINVATEC pays all development expenses; or (b) a rate to be determined by mutual agreement for such New Products for which LINVATEC pays less than all the development expenses. Royalties are due and payable within thirty (30) days after the end of the calendar quarter in which such Net Sales were generated. All payments under this Agreement shall be made in U.S. dollars by wire transfer to an account designated by REGEN from time to time.

9. Warranties; Limitation of Liability

     9.1 Disclaimer of Warranties. REGEN MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, AND SPECIFICALLY, WITHOUT LIMITATION, DISCLAIMS ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

     9.2 Limitation of Liability.

     (a) Neither party shall be liable to the other party for any indirect damages (including, without limitation, lost profits), or special, consequential, incidental or punitive damages.

     (b) Nothing in this article shall limit the indemnification obligation of the parties under Article 10.

     (c) REGEN hereby represents and warrants that it is not aware of any patents or other intellectual property which may be infringed by Products.

10. Intellectual Property.

     10.1 Ownership of Intellectual Property Rights. The parties acknowledge and agree that, except for the right to distribute the Product under the Trademark or Territory Trademark granted herein, all right, title and interest in and to any intellectual property rights in or covering the Product shall reside solely in REGEN or its assignee, provided, however, that LINVATEC shall not be obligated to assign to REGEN any improvements or other developments made by its employees or on its behalf.

     10.2 Infringement of Intellectual Property Rights.

     (a) Patent Infringement. If LINVATEC is or becomes aware of an infringement or a potential infringement of a Product Patent, it shall promptly notify REGEN, and the parties shall discuss on how to resolve the situation. REGEN shall have the sole right to bring any action in court or otherwise, or to settle the claim out of court; provided, however, that if the third party prevails in the legal action brought against it, or if REGEN settles the patent infringement claim with the third party such that the third party continues to sell Product, LINVATEC’s royalties hereunder will not be greater than royalties, if any, paid by such third party, and further provided, however, that if patent is invalid, this Agreement shall be terminated and LINVATEC shall pay REGEN a mutually agreed price so LINVATEC may continue to manufacture Product with no further liability to REGEN.

     (b) Trademark Infringement. If LINVATEC is or becomes aware of an infringement or potential infringement of the Trademark or the Territory Trademark, it shall promptly notify REGEN. If REGEN decides not to take action against such infringement, LINVATEC shall have the right to defend such trademarks at its own expense.

11. Indemnity.

     11.1 Indemnification Undertaking by REGEN. REGEN shall indemnify LINVATEC, its Affiliates and sublicensees and all their officers, directors, employees and agents, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), non-appealed or non-appealable judicial or arbitration damage awards, and settlement payments, payable or owed by LINVATEC in connection with any demands, law suits and other legal actions of third parties (“Third Party Claim”) arising from (i) any negligent actions or willful misconduct by REGEN, its Affiliates, agents or sublicensees, (ii) any manufacturing defects of the Product manufactured by REGEN, and (iii) the misuse or mishandling of the Product by REGEN, its Affiliates, agents or sublicensees.

     11.2 Indemnification Undertaking by LINVATEC. LINVATEC shall indemnify REGEN, its Affiliates and all their officers, directors, employees and agents, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), non-appealed or non-appealable judicial or arbitration damage awards, and settlement payments, payable or owed by REGEN in connection with any Third Party Claim arising from (i) any negligent actions or willful misconduct by LINVATEC, its Affiliates, agents or sublicensees, (ii) any manufacturing defects of the Product manufactured by LINVATEC, and (iii) the misuse or mishandling of the Product by LINVATEC, its Affiliates, agents or sublicensees.

     11.3 Conditions and Limitations of Indemnification Obligation.

     (a) In order to maintain the right to be indemnified by the other party (“Indemnitor”), the party claiming indemnification (“Indemnitee”) must:

(i)	notify the Indemnitor promptly after learning of a Third Party Claim;

(ii)	allow the Indemnitor to manage and control (by way of intervention or otherwise) the defense and/or settlement of any such Third Party Claim against the Indemnitee;

(iii)	cooperate with the Indemnitor in the defense or the settlement negotiations of Third Party Claims as reasonably required by the Indemnitor;

(iv)	abstain from making any statements or taking any actions which prejudice the defense against a Third Party Claim (including, without limitation, any statements against the interest of the Indemnitee or admissions of causation or guilt);

(v)	submit to the Indemnitor for prior approval (which shall not be unreasonably withheld) any out-of-pocket expenditures to be made in connection with the defense against a Third Party Claim.

     (b) The Indemnitor shall not agree to any settlement that adversely affects the Indemnitee’s rights or interest without the Indemnitee’s prior written approval (which approval shall not be unreasonably withheld). If the Indemnitor assumes the control of the defense against a Third Party Claim, any out-of-pocket costs and expenses of the Indemnitee approved pursuant to subsection (v) above shall be reimbursed based on an invoice and receipts showing the payment of such costs and expenses.

12. Confidentiality.

     12.1 Disclosure of Confidential Information. Confidential Information disclosed by one party to the other shall be subject to the confidentiality obligations set forth below:

     (a) if disclosed in writing and marked “confidential” or “proprietary” by the disclosing party prior to or at the time of the disclosure thereof, or

     (b) if within thirty (30) days after disclosure of Confidential Information, the disclosing party informs the receiving party in writing of the confidential or proprietary nature of the disclosed information, describing such information and referencing the place and date of the oral, visual or written disclosure and the names of the employees or officers of the receiving party to whom such disclosure was made.

     12.2 Confidentiality and Non-Use. Except to the extent expressly authorized by this Agreement or unless otherwise agreed in writing by the parties, each party agrees that, for the term of this Agreement and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed by the other party, unless the receiving party can demonstrate by competent proof that such Confidential Information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

     (d) was disclosed to the receiving party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the disclosing party not to disclose such information to others; or

     (e) was independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

     12.3 Authorized Disclosure.

     (a) Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following: filing or prosecuting patents relating to Products; regulatory filings; prosecuting or defending litigation; complying with applicable governmental and stock exchange regulations;

conducting pre-clinical or clinical trials of Products; and disclosure to Affiliates and sublicensees who agree to be bound by similar terms of confidentiality, and to potential investors or acquirers of a party.

     (b) Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to this section, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the parties agree to take all reasonable action to avoid or limit disclosure of Confidential Information hereunder.

     12.4 Survival. The terms of this Article shall survive for five (5) years after expiration or termination of this Agreement.

13. Compliance with Laws.

     13.1 Export Law Compliance. Each party understands and recognizes that the Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations, as amended from time to time, related to the export of technical data and equipment and products produced therefrom. Each party agrees to comply with all such regulations in connection with the distribution of the Product and agrees to cooperate with the other party to provide it with such reasonable assistance as is required in order to comply with the export administration regulations of the United States.

     13.2 Foreign Corrupt Practices Act. Each party hereby agrees that it shall comply with the requirements of the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “Act”) and shall refrain from any payments to third parties which would cause LINVATEC or REGEN to violate the Act.

     13.3 Each party shall hold the other harmless from claims brought against such party arising from the breach of such party’s obligations under this article 13.

14. Term and Termination

     14.1 Term. The initial term of this Agreement shall be two (2) years from the Effective Date. The Agreement shall be automatically renewed annually for successive periods of one (1) year each, at LINVATEC’s option, provided that:

     (a) LINVATEC sells a total gross invoice price of five hundred thousand U.S. dollars ($500,000) of Products during the calendar year 2000 (hereafter “Initial Period”), or pays REGEN the royalties that would be due on such sales giving consideration to a reasonable Product mix; and

     (b) LINVATEC sells a total gross invoice price of one million U.S. dollars ($1,000,000) of Products during the twelve (12) months following the Initial Period (hereafter “Baseline Period”), or pays REGEN the royalties that would be due on such sales giving consideration to a reasonable Product mix; and

     (c) LINVATEC sells during each subsequent twelve (12) month period following the Baseline Period an amount of Products which grows at an annual rate of ten percent (10%) over the sales of each preceding twelve (12) month period, or pays REGEN the royalties that would be due on such sales giving consideration to a reasonable Product mix.

     (d) Non-compliance with paragraphs a, b, or c shall cause the license under this Agreement to be converted to non-exclusive subject to a decreased royalty to be mutually agreed upon.

     In no event shall the Agreement extend beyond the expiration of the Product Patent at which time LINVATEC may continue to manufacture, use and sell Product without any royalty or other obligation to REGEN.

     14.2 Early Termination.

     (a) Material Breach. If the other party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days from receipt of a written notice from the non-breaching party specifying such breach, the non-breaching party may terminate this Agreement with written notice effective upon receipt.

     (b) Bankruptcy. REGEN may terminate this Agreement by giving written notice effective upon receipt if all or a substantial portion of the assets of LINVATEC are transferred to an assignee for the benefit of creditors or to a receiver or to a trustee in bankruptcy, a proceeding is commenced by or against LINVATEC for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or LINVATEC is adjudged bankrupt or permanently ceases to conduct business.

     14.3 Effect of Termination.

     (a) Transfer of Regulatory Approvals and other Permits. Upon receiving notice of termination, LINVATEC shall make all reasonable efforts to ensure a prompt assignment to REGEN or its nominee of all Regulatory Approvals and permits held by LINVATEC in connection with the distribution and sale of the Product. In the event such assignment is not permitted by law, LINVATEC shall cooperate in the cancellation of such registrations and permits standing in its names and the reissuance of such registrations and permits to REGEN or its nominee.

     (b) Sell-Out of Inventory. After the effective date of termination, LINVATEC may sell Product remaining in inventory for a period not to exceed six (6) months. The parties acknowledge that as of the receipt of the notice of termination by either party, any purchase orders accepted but not yet delivered must be filled.

     (c) Marketing Materials. On the effective date of termination, LINVATEC shall return to REGEN or its nominee all price lists, customer lists, catalogs, sales literature, operating and service manuals, advertising literature and other materials relating to the Product. Any such materials produced by LINVATEC shall be transferred to REGEN or its nominee in exchange for payment of their production costs.

     (d) Transfer of Trademarks. Upon termination or expiration, LINVATEC will have no rights to REGEN trademarks.

     (e) No Distribution Activities. Except to the extent permitted for selling its remaining inventory of the Product pursuant to subsection (b) above, after termination LINVATEC shall not represent or hold itself out as being an authorized licensee or sales representative for the Product or engage in any practices which might make it appear that LINVATEC is still such an authorized licensee or sales representative.

     14.4 No Release. Termination of this Agreement shall not release, or be construed as releasing, any party from any liability to the other arising out of or in connection with a party’s breach of, or failure to perform any obligation contained in this Agreement. Neither party shall be relieved from any obligations vested prior to the date of termination of this Agreement.

     14.5 No Compensation for Termination. REGEN shall have no obligation for, and LINVATEC herewith expressly waives any claims which LINVATEC may have based on lost profits or dedicated investments, or relating to good-will for the Product, or customers of the Product generated during the term of this Agreement, and any similar claims which LINVATEC may have in connection with the termination of this Agreement.

15. Dispute Resolution, Venue and Governing Law.

     15.1 Dispute Resolution. If a party perceives a breach of this Agreement by the other party, it shall inform the other party thereof in writing describing the alleged breach in reasonable detail. Within ten (10) days from delivery and receipt of the notice, each party shall designate a member of the top management level who shall attempt to resolve the dispute in good faith negotiations for an additional period of thirty (30) days.

     15.2 Jurisdiction. Any dispute which cannot be resolved pursuant to negotiations between the parties as set forth in Section 14.1 above, shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

     15.3 Choice of Law. This Agreement shall be construed in accordance with the internal laws of the State of New Jersey applicable to agreements made and to be performed entirely within that state. The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from and shall not apply to this Agreement.

     15.4 Attorneys’ Fees. The prevailing party in any judicial proceedings instituted under this Agreement shall be entitled to recover all costs, expenses and reasonable attorneys’ fees incurred in this action.

16. Miscellaneous

     16.1 Force Majeure. Neither party shall be liable to the other for any failure or delay in performance hereunder where such failure or delay is due, in whole or in part, to any cause beyond its reasonable control, including but not limited to Acts of God, fire, flood, warfare, labor disputes, government regulations or other similar events. The party affected by force majeure shall inform the other party promptly of the event, an estimate of the period during which performance of its obligations is compromised, and shall undertake all reasonable efforts to overcome the event and resume the performance of its obligations as quickly as possible.

     16.2 Authority to Enter Into and Execute Agreement. Each party represents and warrants to the other that, unless otherwise stipulated to the contrary in this Agreement, it has the right and lawful authority to enter into this Agreement for the purposes herein and that there are no other outstanding agreements or obligations inconsistent with the terms and provisions hereof.

     16.3 Severability. In case one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable statute or rule of law, then such provision shall be considered inoperable to the extent of such invalidity, illegality or non-enforceability and the remainder of this Agreement shall continue in full force and effect. The parties agree to replace any such illegal or unenforceable provision with a new provision which has the most nearly similar permissible economic effect.

     16.4 Entire Agreement. This Agreement and any exhibits referred to herein state the complete and final agreement of the parties with respect to the subject matter hereof.

     16.5 No Third Party Beneficiaries. Except as expressly provided to the contrary, provisions of this Agreement are solely for the benefit of the parties to this Agreement, and not for the benefit of any other person or legal entity.

     16.6 Amendments. No waiver, alteration, amendment or modification of any of the provisions of this Agreement shall be binding unless made in writing with express reference to this Agreement, and signed by a duly authorized representative of each party.

     16.7 Change of Control; Assignment. Neither party may assign any of its rights and obligations hereunder without the prior written consent of the other party, and any such assignment or purported assignment shall be void, except that REGEN may assign its rights and obligations pursuant to a merger, or acquisition of REGEN, or a sale of all or substantially all of the assets relating to the Product.

     16.8 Notices. Any notice to the other party shall be in writing and shall be sent to the attention of the chief executive officer by confirmed facsimile transmission and either registered mail or delivery by overnight courier to the address of such party as first set out herein. Each party may change the address or the designated recipient of notices under this Agreement by providing written notice as required in this section.

     16.9 Headings. The section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     16.10 Independent Contractors. In making and performing this Agreement, REGEN and LINVATEC shall act at all times as independent contractors and nothing contained in this Agreement shall be construed as to create an agency, partnership or employer and employee relationship between REGEN and LINVATEC.

     16.11 Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

     IN WITNESS WHEREOF, both parties hereto have executed this Agreement by their duly authorized officers effective as of the last day and year written below.

REGEN BIOLOGICS, INC.

	By	/s/ Gerald E. Bisbee, Jr., Ph.D.

Name: Gerald E. Bisbee, Jr., Ph.D.

Title: CHAIRMAN AND CEO

Date: April 17, 2000	LINVATEC CORPORATION

	By	/s/ Gene Warzecha

Date: April 7, 2000	Name: Gene Warzecha

Title: General Counsel & Assistant Secretary

EXHIBIT A

Description of Product

The Sharp Shooter® Repair System is a product for meniscal repair, which includes a method to deliver sutures using a series of six cannulae that are able to reach all areas of the meniscus.

EXHIBIT B

Product Patents

U.S. Patent 5,928,252

EXHIBIT C

Territory

All countries of the world

EXHIBIT D

Trademark

SHARPSHOOTER

EXHIBIT E

Intentionally Omitted

EXHIBIT F

Intentionally Omitted

EXHIBIT G

Payment Schedule

1.	$100,000 due and payable on the Effective Date

2.	$100,000 due and payable by July 1, 2000

3.	$100,000 due and payable by October 1, 2000

EXHIBIT H

Items Included in Consideration of License Fee

1.	Product brochures and surgical techniques, and product videos (and related art work on disk for reproduction) available at ReGen on the Effective Date.

2.	List of established hospital accounts

3.	List of hospital accounts that have expressed interest in the Product.

4.	Access to ReGen personnel for training purposes for two man/days per month during a six month period from the Effective Date.

5.	List of surgeon Product champions

6.	List of Product vendors

7.	Product inventory purchase at ReGen’s cost plus 20%

EXHIBIT I

Product Inventory

Catalog No.	Description	Quantity	Unit Price	Total Price
2500	Disposable handles (carton of 5)	150 cartons	$300.00	$45,000.00

2590	Surgical Sutures (carton of 10)	150 cartons	$192.00	$28,800.00

2600	Anatomic Cannulae (set of 6)	150 sets	$540.00	$81,000.00

2558	Cannula Tray	150 trays	$102.00	$15,300.00

			Total	$170,100.00

EXHIBIT J

Suppliers of Product

Product	Supplier
1. Disposable Handle	Proximal Inc., Largo, FL

2. Surgical Needles	Surgical Specialties Corp., Reading, PA Genzyme Surgical Products, Fall River, MA

3. Anatomic Cannulae	Proximal Inc., Largo, FL Enbrecht Tool, San Jose, CA

4. Cannula Tray	Paragon Medical Inc. , Pierceton, IN